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                                                                     EXHIBIT 3.3

                                      FORM

                                       of

                           CERTIFICATE OF DESIGNATIONS

                                       of

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       and

                  SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                               KINDER MORGAN, INC.


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                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

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                  Kinder Morgan, Inc., a corporation organized and existing
under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on _____________, 1999:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation"), the Board of Directors hereby creates two series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         Section 1. Designation and Amount. The shares of these series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock, and, collectively with the Series A

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Preferred Stock, the "Series Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 200,000 and the Series B Preferred Stock shall be 10,000. Such numbers of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of either series of Series Preferred Stock to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Series Preferred Stock.

         Section 2. Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series Preferred Stock with respect to dividends, the holders of shares of Series Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock, par value $0.01 per share (the "Common Stock"), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

                  (C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends

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on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided the Restated Certificate of Incorporation, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) Except as set forth herein, or as otherwise required by law, holders of Series Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and

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unpaid dividends and distributions, whether or not declared, on shares of Series
Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Preferred Stock;

                  (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series Preferred Stock, except dividends paid ratably on the Series Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series Preferred Stock.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation, including any Certificate of Designations creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

         Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the


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numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided, however, that if the holders of shares of Common Stock are entitled, in connection with any such transaction, to receive any voting securities, the holders of the Series B Preferred Stock shall be entitled to receive securities identical in all respects to such securities, except that such securities shall be non-voting. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. Conversion.

                  (A) Any holder of Series B Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Series B Preferred Stock into fully paid and non-assessable shares of Series A Preferred Stock at the rate (subject to adjustment as provided below) of one share of Series A Preferred Stock for each share of Series B Preferred Stock surrendered for conversion; provided, however, if the holder in any such conversion is subject to the Bank Holding Company Act of 1956, as amended (12 U.S.C. ss. 1841, et. seq.) and the regulations promulgated thereunder (collectively and including any successor provisions, the "BHCA Act"), such conversion may be made only if:

                  (i) the BHCA Act would not prohibit such holder from holding such shares of Series A Preferred Stock; and

                  (ii) such shares of Series A Preferred Stock to be received upon such conversion will be (1) distributed or sold (a) in connection with any public equity offering registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (b) in a "broker's transaction" (as defined in Rule 144(g) under the Securities Act) pursuant to Rule 144 under the Securities Act or any

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         similar rule then in force, (c) to a person or group (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of persons if, after such distribution or sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than 2% of the outstanding securities of the Corporation entitled to vote on the election of directors of the Corporation, (d) to a person or group (within the meaning of the Exchange Act) of persons if, prior to such sale, such persons or group of persons had control of the Corporation, or (2) held, distributed or sold in any other manner permitted under the BHCA;

         provided, further, that if the holder converts any shares of the Series B Preferred Stock as provided in clauses (i) and (ii) above and any distribution or sale of the Series A Preferred Stock fails to occur for any reason, such holder may convert the Series A Preferred Stock into the Series B Preferred Stock converted in anticipation of such distribution or sale.

                  (B) Such conversion right shall be exercised by the surrender to the Corporation of the shares of the applicable Series B Preferred Stock to be converted in the manner provided above at any time during usual business hours at its principal place of business, accompanied by (i) written notice that the holder elects to convert such shares of Series B Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of the Series A Preferred Stock are to be issued; (ii) if so required by the Corporation, a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative; (iii) transfer tax stamps or funds therefor, if required pursuant to Section 8(D) hereof, and (iv) a certificate in form satisfactory to the Corporation stating that the holder has satisfied all applicable conditions to conversion, including without limitation the restrictions described in Section 8(A) hereof and the Corporation may rely upon such Certificate as to the holder's compliance with any such conditions of restrictions without any investigation by the Corporation as to such matters. As promptly as practicable after the surrender, as herein provided, of any shares of Series B Preferred Stock for conversion pursuant to Section 8(A) hereof, the Corporation shall deliver to or upon the written order of the holder of such shares of Series B Preferred Stock so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of the Series A Preferred Stock into which such shares of Series B Preferred Stock may be or have been converted in accordance with the provisions of this Section 8. Such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Series B Preferred Stock shall have been surrendered in satisfactory form for conversion, and the person or persons entitled to receive the shares of Series A Preferred Stock deliverable upon conversion of such shares of Series B Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Series A Preferred Stock at such appropriate time. Notwithstanding the foregoing, a holder's identification of the person or persons entitled to receive any shares of Series A Preferred Stock deliverable upon conversion shall not be deemed an approval by the Corporation of a transfer or conversion that would result in a violation of any applicable law or restriction on transfer or conversion and shall not be deemed a waiver by the Corporation or any other person of any right or restriction regarding any such transfer or conversion.


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                  (C) So long as shares of each of the Series A Preferred Stock and Series B Preferred Stock are outstanding or authorized or reserved for issuance, the Corporation shall not, without the affirmative vote of the holders of a majority of the Series A Preferred Stock and the Series B Preferred Stock, each voting separately as a class, effect any stock split, stock dividend, reclassification, reorganization, recapitalization, combination or subdivision or consolidation of Series A Preferred Stock or Series B Preferred Stock unless the Corporation shall also contemporaneously effect a stock split, stock dividend, reclassification, reorganization, recapitalization, combination or subdivision on the same terms with respect to the other class. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation ,merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in the carrying out of all the provisions of this Section (C), and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against dilution or other impairment.

                  (D) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Series A Preferred Stock on conversion of shares of Series B Preferred Stock pursuant hereto, provided, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (E) The Corporation shall at all time reserve and keep available out of its authorized but unissued shares of Series A Preferred Stock, free of preemptive rights, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Series B Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock into Series A Preferred Stock, and if at any time the number of authorized but unissued shares of each class shall not be sufficient to effect the conversion of all then outstanding shares of the other class, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Preferred Stock such number of shares as shall be sufficient for such purpose.

         Section 9. Amendment. The Restated Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series Preferred Stock, voting together as a single class.

         Section 10. Rank. The Series Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.


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